CONTACT: Adam Weiner or Andrea Calise

Kekst and Company

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FOR IMMEDIATE RELEASE

Sizeler Property Investors, Inc. Announces $28.5 Million Equity Sale

- Proceeds Will Facilitate Significantly Lower Interest Costs, Strengthen Balance Sheet to Support Future Growth -

NEW ORLEANS, March 15, 2005-- Sizeler Property Investors, Inc. (NYSE: SIZ) today announced that it has agreed to sell 2,649,000 newly-issued, registered shares of its common stock at a price of $10.75 per share, providing Sizeler with net proceeds of approximately $27.2 million. The shares are being sold in a direct placement, pursuant to Sizeler's existing shelf registration statement, to a group of leading institutional REIT investors. Cohen and Steers Capital Advisors, LLC acted as sole placement agent for the transaction. Closing is expected to occur prior to the close of business on March 15, 2005.

The Company will use the net proceeds to redeem its convertible debentures or, if converted, to reduce other debt. Sizeler expects this financing will result in significantly lower interest costs. On a pro forma basis, the offering is accretive to funds from operations ("FFO") and FFO per share for the year ended December 31, 2004 (see Schedule 1 attached). The newly issued shares will bring Sizeler's total shares outstanding to approximately 15.9 million (based on December 31, 2004 shares outstanding).

Following completion of these transactions, Sizeler will be well positioned to accelerate growth by developing and acquiring retail and multifamily properties and portfolios in fast-growing Southeastern U.S. markets, such as Florida, in which the Company has significant experience and expertise. Sizeler will continue its focus on achieving a relatively balanced portfolio of apartments and retail shopping centers.

Sizeler stated that it intends to call the outstanding $56.6 million of its 9.0% convertible debentures subsequent to May 1, 2005, using a combination of the proceeds from the equity sale, its bank lines of credit and net proceeds from possible sales of appreciated assets. The debentures are convertible into approximately 5,145,000 shares of the Company's Common Stock at a conversion price of $11.00 per share.

Sizeler's equity sale is expected to improve key financial metrics. The following table presents the pro forma effect of the equity sale, assuming either full redemption or full conversion of the debentures:

	Actual (see Note below)	Pro Forma for Full Debenture Redemption	Pro Forma for Full Debenture Conversion
Net Debt-Market Capitalization	52.5%	44.3%	28.0%
Fixed Charge Coverage	1.61x	2.17x	2.72x
Equity Market Capitalization	$159.8 million	$191.9 million	$254.2 million
Annual Interest Expense	$13.5 million	$9.6 million	$7.3 million
FFO Per Share	$0.80	$0.93	$0.81

Note: All financial information in the table above is at December 31, 2004 or for the year then ended, except for information derived from the market price for Sizeler's common stock, which is as of the close on March 14, 2005. Schedule I to this press release provides reconciling data for the actual and pro forma financial information set forth in the table above with the financial measures from which such data was derived. Certain data are rounded.

"Sizeler has a long-term commitment to growing shareholder value and FFO," said Sidney W. Lassen, Sizeler's Chairman and Chief Executive Officer. "This transaction enables us to accomplish beneficial near-term financial measures while positioning us to execute important components of our strategy that we believe will create lasting value for all of our shareholders. We are pleased that our strategy and accomplishments to date have earned our Company the vote of confidence of leading investors such as those who participated in this transaction, and we look forward to delivering results for all of our shareholders."

Sizeler is engaged in a strategic plan for growing shareholder value, as announced in its August 6, 2004 press release, which includes:

  reducing expenses;
  strengthening its balance sheet, including through the sale of appreciated assets;
  upgrading its properties through internally generated funds;
  focusing development and acquisitions on fast-growing markets, particularly in Florida;
  achieving relative balance between apartment and retail assets in order to mitigate volatility of earnings; and
  exploring the possibility for alternative ownership structures for its shopping malls.

Among Sizeler's accomplishments to date under this strategy are:

  improving overall apartment occupancy rates to 95.0% in 2004 from 89.2% in 2003;
  selling the Lakeview Club apartments in Ft. Lauderdale at a 4.2% trailing cap rate for $41.2 million, reflecting a gain of approximately $17.9 million;
  applying $40.5 million of the Lakeview Club net proceeds to reduce indebtedness;
  adding 286 apartment units through development in 2004;
  remaining on schedule to add 62 apartment units in 2005; and
  implementing an expense reduction program.

Safe Harbor Disclosure

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company's securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company's properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company's properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company's properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; (p) the direct and indirect consequences of any actions taken that may affect control of the Company; and (q) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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Schedule I

Reconciliation of Actual and Pro Forma Financial Information

	Actual (1)	Pro Forma for Full Debenture Redemption	Pro Forma for Full Debenture Conversion
Net Debt-Market Capitalization(2)	52.5%	44.3%	28.0%
Fixed Charge Coverage (3)	1.61x	2.17x	2.72x
Equity Market Capitalization (4)	$159.8 million	$191.9 million	$254.2 million
Annual Interest Expense (5)	$13.5 million	$9.6 million	$7.3 million
FFO Per Share (6)	$0.80	$0.93	$0.81

  All historical financial information data is derived from the Company's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 14, 2005.
  Actual Net Debt-to-Market Capitalization represents: (i) total bank, mortgage and debenture debt of $192,270,000 at December 31, 2004, reduced by available cash balance of $6,297,000 as of December 31, 2004; (ii) adjusted for the assumed full debenture redemption on January 1, 2004, assuming application of net proceeds of approximately $27,193,000 from the equity offering and assumed additional debt of approximately $29,687,000 to be drawn from Company's lines of credit; and (iii) adjusted for the assumed full debenture conversion on January 1, 2004, assuming issuance of 5,145,000 shares of common stock upon full debenture conversion and application of net proceeds of approximately $27,193,000 from the equity offering to repay other indebtedness outstanding at December 31, 2004.
  Fixed Charge Coverage, Annual Interest Expense and FFO Per Share reflects (i) actual interest expense for the year ended December 31, 2004 of $13,472,000, (ii) adjusted for assumed full debenture redemption, assuming elimination of $5,094,000 of interest expense on the 9% convertible subordinated debentures for the year ended December 31, 2004 based on the assumption that the debentures were redeemed in full on January 1, 2004 with net proceeds of the equity offering of approximately $27,193,000, approximately $29,687,000 drawn on the Company's line of credit at an assumed interest cost of approximately $1,187,000 (based on a weighted average interest rate of 4.0% per annum) and is before a non-recurring charge for the write-off of deferred financing costs of up to approximately $1.2 million which would occur on the redemption of the debentures (or a partial write-off of such amount if only a partial redemption were to occur); and (iii) adjusted for assumed full debenture conversion as of January 1, 2004, assuming elimination of $5,094,000 of interest expense on the debentures for the year ended December 31, 2004 and elimination of approximately $1,088,000 of interest cost (based on a weighted average interest rate of 4.0% per annum) on debt assumed to be repaid with the net proceeds of approximately $27,193,000 from this offering.
  Based upon stock price of $12.10 per share, the closing stock price as of March 14, 2005. Shares outstanding reflect (i) actual outstanding of 13,210,000 for the year ended December 31, 2004, (ii) for full debenture redemption as of January 1, 2004, assumed outstanding of 15,859,000 to reflect 2,649,000 shares issued in this offering; and (iii) for full debenture conversion as of January 1, 2004, assumed outstanding of 21,004,000 shares to reflect 5,145,000 shares issued upon debenture conversion and 2,649,000 shares issued in this offering.
  Annual interest expense is adjusted in accordance with the assumptions set forth in note (3).
  FFO Per Share reflects assumptions per footnote (3) above and weighted average shares outstanding of (i) 13,167,000 for the historical amount or the year ended December 31, 2004, (ii) for full debenture redemption 15,816,000 as of January 1, 2004 and is before a non-recurring charge for the write-off of deferred financing costs of up to approximately $1.2 million which would occur on the redemption of the debentures (or a partial write-off of such amount if only a partial redemption were to occur) and (iii) for full debenture conversion 20,961,000 as of January 1, 2004 and in each case based upon the assumptions in note (4).